EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

IsoEnergy Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable pursuant to awards granted under the Omnibus Long Term Incentive Plan	457(c) and 457(h)	929,707	US$7.34	US$6,824,049.38	0.00015310	US$1,044.76

Equity	Common Shares issuable pursuant to awards granted under the Amended & Restated Incentive Stock Option Plan	457(c) and 457(h)	70,293	US$7.34	US$515,950.62	0.00015310	US$78.99

Total Offering Amounts					US$7,340,000.00		US$1,123.75

Total Fee Offsets							—

Net Fee Due							US$1,123.75

(1)            Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares, no par value (the “Common Shares”), of the Registrant, IsoEnergy Ltd., that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)            Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the NYSE American LLC on June 4, 2025, which was US$7.34 per share.